EXHIBIT 99.1

2005 AGA Financial Forum May 2, 2005

Good morning!

I am Russ Strobel, President and Chief Executive Officer

With me today is Rick Hawley, Chief Financial Officer and Mark Knox, Director of Investor Relations.

Agenda Long-term Objectives Business Overview and Strategies Legal Update Financial and Regulatory Update Wrap-up

Here is today’s agenda.

I’ll briefly cover our long-term objectives, give an overview of our businesses, including our strategies for growth and then provide an update on our legal contingencies.

Rick will then follow with a financial update and a brief background on our rate case filing.

I’ll then return to wrap things up and we’ll take your questions.

Caution Concerning Forward- Looking Statements This speech includes certain forward-looking statements about the operations and earnings expectations of Nicor Inc., its subsidiaries and other affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Factors that could cause materially different results can be found in Nicor's most recent periodic report filed with the Securities and Exchange Commission.

Due to requirements around non-selective disclosure we will address only questions concerning matters that have been previously made public and broadly disseminated.

Please keep this in mind when asking your questions and considering our responses.

Primary Businesses Containerized Shipping Wholesale Energy Services Retail Services Gas Distribution

For those of you less familiar with us, Nicor is built on the foundation of two core businesses — our natural gas distribution segment, Nicor Gas, and our containerized shipping segment, Tropical Shipping.

We also have other energy-related businesses, which are built on the:

assets,

expertise,

customer base,

reputation, and

location of Nicor Gas.

Supporting these businesses is a solid financial position, providing us with flexibility to take advantage of new investment opportunities and to consider other alternatives to create greater shareholder value.

Long-Term Objectives Key Strategies Grow earnings over time Maintain high returns on equity Pay a solid dividend Rebuild earnings at Nicor Gas Continue to expand our shipping operations Develop new products and services in our retail energy businesses Optimize our storage and transmission assets Build on our financial strength

Over the years, we have remained committed to three simple objectives:

grow our earnings over time,

maintain high returns on equity, and

pay a solid dividend.

To achieve these objectives, we are committed to actions that will improve our performance:

Grow our core businesses by first rebuilding earnings at Nicor Gas and also by continuing to expand our shipping operations,

Develop new products and services in our retail energy businesses,

Optimize our storage and transmission assets and

Maintain our financial strength.

We are also working diligently to completely resolve our remaining regulatory and governmental uncertainties. I will discuss our progress in more detail shortly.

Business Strategies Foundation Strong financial position Strategic locations and assets Successful unregulated businesses Approach Disciplined and systematic Synergies and strategic fit with core businesses

Our approach to grow our business over the long-term has been and will continue to remain disciplined and systematic. Opportunities we pursue will have a direct synergy and strategic fit with our core businesses.

Looking ahead, I believe we have several factors that will contribute to our long-term success including:

a strong financial position,

strategic locations and assets, and

successful unregulated businesses.

Let me now discuss our businesses and strategies in more detail; and then provide an update on our outstanding legal matters.

Rockford Bloomington Naperville Joliet Chicago Peoria Springfield Nicor Gas Profile Gas distribution 2.1 million customers Recognized brand Operating efficiency Diverse customer base Premium service territory Significant supply assets Strategic location Solid balance sheet

Let me start with our primary business — Nicor Gas.

•	Nicor Gas serves over 2 million customers in northern Illinois — excluding the city of Chicago.

•	It has a recognized brand name.

•	It has a long history of low base rates.

•	It has a reputation for providing safe, reliable service.

•	It is at or near the top for most efficiency measures in its industry.

•	It serves one of the best markets for natural gas in the nation:

•	with a diverse mix of industries,

•	good growth in customers, and

•	a high demand for space heating.

•	It has significant underground storage assets — about 140 bcf of company owned top storage capacity.

•	It is strategically located on the nation’s Midwest natural gas pipeline grid– with access to 8 interstate pipelines.

•	And it has an excellent balance sheet – which Rick will discuss shortly.

•	It also provides a catalyst for other revenue generating activities at our other energy-related ventures.

Business Environment Key Strategies High gas price and volatility Demand erosion Increasing costs of doing business Rebuild earnings with rate relief Mitigate controllable cost increases Customer service Nicor Gas

Nicor Gas continues to operate solidly despite an overall challenging business environment.

Most notably, high and volatile natural gas prices continue to impact our financial results in a number of ways –

•	Residential customers are more apt to conserve energy and purchase new energy-efficient heating systems,

•	Demand in certain commercial/industrial sectors diminishes; and

•	Bad debt and other operating costs (e.g. customer response) increase.

In fact, much of our industrial demand erosion appears to be permanent with 2004 normalized industrial deliveries, excluding power generation, down about 16% since 1999.

Deliveries for electric power generation have also declined with deliveries in 2004 of around 5 Bcf compared to nearly 40 Bcf 5 years ago.

Nicor Gas’ cost of business, notwithstanding the impact of gas prices, have also risen, due in large part to higher depreciation, health care, labor and compliance-related costs.

Meanwhile, our distribution revenues simply have not kept pace.

For sometime we have been evaluating the impact of these conditions, recognizing that our earnings have fallen below our allowed rate of returns.

In an effort to rebuild the earnings at Nicor Gas, last fall we filed for rate relief with the Illinois Commerce Commission proposing an approximately $83 million revenue increase. This amount was revised last month in our rebuttal testimony to about $78 million.

Rick will discuss our filing, including the factors leading to our decision, in more detail shortly.

Although the key to rebuilding the earnings levels of Nicor Gas will depend largely on reasonable rate relief, continuing to control expenses and improving the overall effectiveness of our operations will also be a focus.

Furthermore, maintaining our pledge to provide quality customer service is also a key element to achieving our business objectives.

These commitments to efficient operations and quality customer service have long been part of our heritage and this tradition still holds true today.

Tropical Shipping Profile Containerized shipping in Caribbean and Bahamas Niche player in the Caribbean High market shares in ports served Excellent reputation Strong margins Experienced management team

Our second largest business is Tropical Shipping.

Tropical Shipping is:

a leading carrier of U.S. exports from the East Coast to the Caribbean and Bahamas, and one of the largest transporters of containerized cargo in its service territory.

It is a niche player with assets and resources customized for its region.

It has leading market shares in most of the ports it serves.

And one of its competitive advantages is its reputation for on-time, high-quality service.

Tropical continues to be a profitable business.

In fact 2004 represented a new high-water mark for Tropical, with $31.6 million in operating income.

Tropical also generates good cash flow,

And it has an experienced and capable management team.

Business Environment Key Strategies Improving economic conditions Favorable tax legislation Increased regulatory and governmental actions Changing competitors and customer base Continue to grow and expand the business Strategic niche acquisitions Improve productivity and service delivery Tropical Shipping

Growth at Tropical is expected to continue as volumes increase due to improved tourism, construction and post-hurricane restoration activities.

In addition, the passage of the American Jobs Creation Act in 2004 may provide tax benefits beginning this year.

The Act contains an amendment that temporarily establishes favorable tax treatment for companies like Tropical that repatriate retained earnings of their foreign affiliates.

Despite these upsides, governmental and regulatory actions could pressure Tropical’s costs and volumes.

Programs relating to homeland security have increased Tropical’s cost of doing business.

Also, the removal of textile quotas may shift garment manufacturing from developing countries in the Caribbean Basin to elsewhere in the Far East – potentially impacting our Dominican Republic trade.

New competitors and changes in our customer base may also present challenges.

Worldwide carriers such as UPS and FedEx have seen expansive growth, and the retail trade in the Caribbean region is becoming saturated with large retail chains – placing downward pressure on overall rates.

Over the years, Tropical has grown its business through a combination of opportunistic expansion and niche acquisitions.

Going forward, the company plans to continue with this approach and will further enhance its market position by focusing on strategies to improve productivity and service delivery.

Other Energy-Related Ventures - Retail Services Rockford Bloomington Naperville Joliet Chicago Peoria Springfield Hawthorn Tradewinds D. M. Dykstra Nicor Services - provider of energy-related products and services service line protection warranty products HVAC and replacement services Nicor Solutions - utility-bill management products

Let me now turn to our other energy-related ventures. Starting with our retail energy businesses.

Nicor’s retail energy businesses have continued to grow and today have almost 500,000 recurring customer contracts – a substantial change from the 27,000 contracts it had when it began in 1998.

Our two main businesses under the retail services platform are Nicor Services and Nicor Solutions.

These businesses offer a range of energy-related products and services including:

warranty contracts on residential heating and cooling systems,

utility billing protection products, and

HVAC services.

These businesses can be considered “home energy managers.”

Driven in large part by new customer contracts and new product offerings, these businesses have steadily increased their contribution to our overall earnings in recent years.

Nicor Transmission System Nicor Storage Fields Interstate Pipelines Nicor Gas Service Area Iowa Wisconsin Illinois Missouri Indiana Kentucky Other Energy-Related Ventures - Wholesale Energy Services Enerchange Wholesale natural gas marketing and trading Hub Administration Balancing, parking and wheeling services Firm off-system supply- related services Manages Nicor Solutions product risks

We also have wholesale supply-related businesses.

Our wholesale energy services platform is focused on:

contracting, acquiring and optimizing midstream assets along corridors to Midwest markets, and managing financial derivatives to support our retail services platform (i.e. Fixed Bill).

Nicor Enerchange engages in the wholesale marketing and trading of natural gas supply related services to others including intrastate and interstate pipelines, LDC’s, power generators and natural gas marketers and brokers.

Enerchange also administers the marketing of transportation and storage services using underutilized storage assets of our Chicago Hub – a Nicor Gas business that provides interruptible transportation and storage services to interstate pipeline shippers.

By bundling commodity with natural gas transportation and storage, Enerchange customizes services that provide significant added value to customers.

Rockford Bloomington Naperville Joliet Chicago Peoria Springfield Other Energy-Related Ventures - Wholesale Energy Services Horizon Pipeline Joint Venture with NGPL 70-mile pipeline with 380 MMcf/day capacity Strategically located Nicor Gas primary subscriber Extension and Expansion potential

•	An additional business in the wholesale energy services platform is the Horizon Pipeline.

•	Horizon is a 50/50 joint venture between Nicor and Natural Gas Pipeline Company of America, a subsidiary of Kinder Morgan.

•	It became operational in the spring of 2002, with

•	an initial equity investment of about $16 million.

•	The 70-mile pipeline, which has 380 MMcf/day capacity and is nearly fully subscribed, runs between Joliet, Ill., north to a point near the Wisconsin border.

•	It is strategically located within the preferred development corridor of potential future power generators, which provides key competitive advantages over other pipeline alternatives in our territory.

•	It is expandable having strategic extension and expansion potential to meet economic growth in the region.

Retail Services Wholesale Services Increase market share of existing products and services Develop new products and services Expand into new markets Improve operating efficiencies and effectively manage risks Optimize the use of storage and transmission assets Acquire, contract or develop new assets and services Expand capabilities and service offerings Other Energy-Related Ventures - Strategies

Overall, our other energy-related ventures are a key component of our business strategies.

For our retail services, we will continue developing this segment by:

increasing the market share of existing products and services in Nicor’s existing territory,

by introducing new products and services, and

by evaluating expansion opportunities into areas outside of our existing territories.

We will also continue to focus on improving operating efficiencies and effectively managing risks.

For our wholesale energy services, we want to optimize the use of storage and transmission assets to improve our long-term earnings.

Additional opportunities for growing this business may exist by:

acquiring, contracting or developing new assets and services, like the Horizon Pipeline and our Caledonia Storage project,

partnering with others, and/or

expanding the geographic reach of our storage and transmission capabilities.

Let me now provide a brief update on our legal matters.

Legal Update Pending Legal Matters ICC - Performance-based Rate Plan U.S. Attorney SEC Investigation Settled Legal Matters Securities Class Action Shareholder Derivative Action

Performance-based rate plan

The ICC PBR hearings remain stayed to allow additional third-party discovery. A status hearing is scheduled for May 5th.

We will continue to work cooperatively to resolve the PBR issues as soon as possible, but it is difficult to predict with any certainty when these issues will be resolved.

U.S. Attorney and SEC Inquiries

The U.S. Attorney’s Office and the SEC are continuing their inquiries.

However, at this time, we can not comment any further on these pending matters other than we have and will continue to cooperate.

Shareholder Derivative Lawsuit and Securities Class Action

As you may be aware, earlier this year we reached a tentative settlement of our shareholder derivative suit, which received final court approval on March 29th, and last year we settled our securities class action suit.

Our net out of pocket costs, after insurance recoveries, for the derivative action settlement and the securities class action will be about $9 million pretax.

To summarize, we paid $38.5 million pretax to settle the securities class action suit in 2004 and, during the first quarter of 2005 an additional $3.5 million to settle the derivative suit.

In addition, the amounts paid to settle the derivative suit were more than offset by D&O insurance proceeds of $4 million. We are also expecting to receive additional D&O insurance proceeds of about $29 million which have not been finalized or reflected in our 2005 financial results.

Background on all of these matters can be found in our periodic filings with the SEC.

This concludes my remarks, I’ll now turn things over to Rick for a financial and regulatory update.

Financial Update First Quarter EPS Key Variances Derivative suit settlement more than offset by related D&O insurance proceeds in 2005 Securities class actions settlement in 2004 Improved shipping results in 2005 Lower gas distribution and OEV results in 2005 Q1 2005 Q1 2004 Reported diluted EPS 0.99 0.44 Absent noteworthy items 0.98 0.96

Thanks Russ.

Last week we reported first quarter 2005 earnings per share of $.99 compared to $.44 per share for the same 2004 period. Both years included the impacts of noteworthy items.

2005 first quarter financial results included a $3.5 million pretax derivative suit settlement and $4 million of related D&O insurance proceeds, mentioned by Russ. The net impact of these two items increased first quarter earnings by about $.01 per share. Absent this impact, 2005 first quarter results would have been about $.98 per share.

2004 first quarter financial results included a $38.5 million pretax litigation charge ($.52 per share) relating to a settlement of securities class actions. Absent this impact, 2004 results would have been $.96 per share.

Higher earnings per share for the first quarter 2005 resulted from the net impacts of the shareholder derivative action settlement and related D&O insurance recovery and the absence of last year’s securities class action settlement charge. 2005 first quarter earnings also reflected higher operating results in our shipping business and lower operating results in our gas distribution business and other energy-related ventures.

Financial Update 2005 Financial Outlook Earnings per share estimate is in the range of $1.90 to $2.10. Excludes impacts from remaining D&O insurance proceeds Assumes, among other things, normal weather and excludes any impacts associated with fair value accounting adjustments at Nicor Enerchange, the ICC's PBR/PGA review or other contingencies, the American Jobs Creation Act of 2004 or rate relief.

Regarding our 2005 outlook, as stated in our first quarter earnings release and conference call last week we continue to estimate our 2005 earnings per share to be in the range of $1.90 to $2.10. The estimate reflects first quarter results, but does not include the impact of the remaining D&O insurance recoveries mentioned by Russ, that, once finalized, would have a positive pretax impact on earnings of approximately $29 million (about $.40 per share). The estimate also does not reflect the variability in earnings due to fair value accounting adjustments at Enerchange that could occur because of volatility in the natural gas markets.

The estimate also excludes, among other things, any future impacts associated with the Illinois Commerce Commission’s PBR plan/purchased gas adjustment review and other contingencies (including the ongoing SEC inquiry). In addition, the estimate does not include potential benefits, if any, due to the American Jobs Creation Act of 2004, or rate relief, the later of which would impact our fourth quarter. While these items could affect 2005 earnings, they are not currently estimable. Our 2005 estimate also assumes normal weather for the remainder of the year.

As a reminder, we will only provide updates to annual earnings guidance as part of our quarterly and annual earnings releases.

Financial Update - Capital Expenditures (millions) 2005 2004 Gas 195 175 Tropical 25 9 OEV 5 3 2005 Key Variances Gas distribution - storage and transmission activities and real estate expenditures Shipping - facilities renovations, freight equipment and system upgrades OEV - system upgrades and facilities expansion $187 $225 Est.

As we indicated in our 2004 10-K, capital spending for 2005 is estimated at $225 million versus $187 million in 2004.

Utility capital spending is forecasted to be around $195 million, up about $20 million due to storage and transmission activities and real estate expenditures.

Shipping capital expenditures are projected to be about $25 million, up about $16 million from the previous year due to facilities additions and the purchase of freight handling equipment. These estimates do not include amounts related to additions to our fleet – as you are aware, management continually evaluates the most cost effective manner in which to meet our capacity needs.

Other energy-related venture expenditures are slightly higher compared to 2004 due to a computer system upgrade and facility expansions in our retail energy businesses.

Let me now spend sometime on our outstanding rate filing at Nicor Gas.

Rate Filing Filed November 4, 2004 Requested an $83.3 million increase or 16.5% of base rate revenues April 5, 2005 filed rebuttal testimony revising proposed increase to $77.6 million Reflects the rising cost of providing safe and reliable service First request in nearly 10 years Based on a future test year - 2005

As Russ mentioned earlier and as many of you are well aware, last fall Nicor Gas filed with the Illinois Commerce Commission a request proposing a revenue increase of $83.3 million or 16.5% of base rate revenues. On April 5, 2005, Nicor Gas filed a rebuttal testimony revising its proposed revenue increase to $77.6 million.

Revisions to our initial filing were made primarily to reflect changes in market conditions from November 2004 to February 2005 and its direct impact on our cost of equity assumptions and our proposed returns on rate base.

Our request, as originally filed, would add about $26 per year to the annual delivery cost of a typical residential customer’s bill. When you consider the entire bill, including gas costs and taxes, this would translate to about a 2.7% increase.

As we’ve stated before, Nicor Gas is seeking an increase in base rates for bundled gas customers and in gas transportation rates to reflect the increase, over the last decade, in the cost of providing safe and reliable natural gas delivery services to our over 2 million customers.

This is only Nicor Gas’ second such request in 20 years and the first in nearly 10 years. Our proposed rates are based on a projected 2005 test year, which we believe reasonably reflects the conditions and costs of Nicor Gas for the period during which the rates become effective.

Comparison of Annual Natural Gas Delivery Charges to Residential Customers Nicor Gas Consumers MidAm IL Power IL Gas North Shore CIPS CILCO Peoples Atmos AmerenUE Nicor Gas (Proposed) East 175.47 230.9 238.95 271.8 293.59 302.1 303.54 335.02 369.88 377.53 387.17 - 201.46 (Based on Prices Approved by the Illinois Commerce Commission Applied to the typical Nicor Gas Residential Customer Usage)

Any rate increase approved is estimated to be effective October 2005.

Let me stress, Nicor Gas currently has the lowest residential rates of any major natural gas utility in Illinois and among the lowest of any gas utility in the country and, even if our requested increase was granted as originally filed, Nicor Gas would still have the lowest rates in Illinois.

Rate Filing - History Return on Equity 11.13% 10.82% Return on Rate Base* 9.67% 9.03% Net Rate Base $1,372.8 $1,441.1 Net Operating Income $132.8 $130.1 Capital Structure Equity 58% 56% Preferred 1% - Debt 41% 44% 1996 2005 Order Requested (Dollars in millions) * (WACC) Annual operating and maintenance costs are expected to increase by about $90 million since our 1996 order

As we have stated before, Nicor Gas is requesting an increase in its base rates to recover the rising costs of operating its distribution system and increased capital investment.

Our operating metrics are among the top in the country, but costs have gone up while revenues have not kept pace, resulting in a decline in our earnings and actual return on rate base. Higher operating costs also include pipeline and gas maintenance and new safety requirements under the federal Pipeline Safety Act. Operating costs have also increased because of higher costs for the gas required to provide service to our company’s facilities throughout our region.

Like many other businesses, we also face rising expenses associated with things like employment-related costs such as salaries, benefits and healthcare costs, and technology.

Operating costs have risen due to uncollectible expense incurred when customers do not pay their bills. The costs of uncollectibles has increased significantly since our last rate case due in part to recent surges in natural gas prices nationwide. Overall, since 1996 operating costs, excluding depreciation, have increased about $90 million. With our growth in gross plant, depreciation expense has increased from about $112 million to $155 million per year.

Our current capital structure is comparable to that approved in the 1996 rate order.

Nicor Gas has traditionally been a financially strong company. This financial stability has assisted us in maintaining our position as a low cost provider. As Russ mentioned earlier, our request for rate relief is a needed and appropriate step to maintain the favorable financial metrics of our utility for the benefit of our customers, our employees and our investors who provide the capital necessary for our business.

Rate Filing - Key Objectives Captures $68 million in incremental rate base Significant rate base additions since last approved order largely offset by higher depreciation reserve Rate Design Changes Recovery of commodity portion of uncollectibles through PGA Net credit to PGA for Chicago Hub revenues 10-Year weather normalization More accurate indicator for recovering fixed costs

Turning to our rate base, despite significant increases to our gross plant resulting from capital investments since our last filing, net rate base increases were largely offset by increases in our accumulated depreciation reserve and higher deferred taxes since the 1996 order. Nonetheless, our rate base has increased modestly.

We are also proposing rate design changes, two of the more significant of which relate to uncollectible expenses and Chicago Hub revenue.

We have experienced an increase in uncollectible expenses since our 1995 rate case from about $8 million to over $30 million. Under our current proposal, we are requesting the recovery of the commodity portion of bad debt expense through our PGA clause. This represents about 2/3 of our estimated test year uncollectibles, or about $23 million, which will be shifted from base rates and subject to the annual PGA true-up mechanism. The remaining portion of uncollectibles will continue to be recovered in base rates. This change reduces our base revenue requirement and moderates changes to our various distribution unit charges.

We are also proposing the full crediting of net revenues received from the Chicago Hub to the PGA. For the test year, this is estimated to be about $7 million.

In addition to these rate design changes, we also proposed changing from a 30-year average to a 10-year average for calculating normal weather. This decision was based on a comprehensive evaluation and study of weather normalization and is more reflective of the normal weather patterns in our service territory. As a result, beginning in 2005, Nicor Gas’ normal degree-days would be reduced from about 6,000 to 5,830. Our proposed distribution rates and 2005 forecast reflect this change.

Rate Filing - Estimated Timeline Filing: November 4, 2004 Direct Staff testimony: Commenced on March 1, 2005 Company and intervener hearings: May 19, 2005 Initial briefs: Mid 2005 Administrative Law Judge files order: Third Quarter 2005 Commission Order: October 2005 (normally within 11 months of filing, as required by Illinois State law)

Looking ahead, by Illinois state law, our commission normally has 11 months from the date of our filing of November 4, 2004 to make their decision and issue an order.

Assuming that the proceedings continue on track the completed and remaining regulatory timeline might look something like this:

Direct Staff testimony – commenced on March 1, 2005

Company and intervener hearings – May 19, 2005

Initial briefs – Mid 2005

Administrative Law Judge files order – Third quarter 2005

Commission order – according to Illinois State law an order is expected within 11 months of filing.

Many of these dates are estimates, the ICC sets the schedule, but will at least provide a general overview of the process.

That concludes my remarks, let me now turn things back to Russ for a wrap-up.

Key Messages Nicor is financially strong, but we face a significant challenge to earnings Rising costs and high and volatile gas prices combined with declining demand are pressuring our results Strategic locations and assets provide a foundation for revenue opportunities Decisive actions have been taken to rebuild the earnings at our primary business through rate relief Non-utility businesses are performing well and all anticipate earnings growth Experienced leadership team Remain focused on customer satisfaction and good corporate citizenship

Thanks Rick,

In closing, let me stress that Nicor is a financially strong company, but we face earnings challenges.

Rising operating costs, due in large part to national issues, including health care, labor and compliance-related costs, as well as those impacted by high and volatile natural gas prices, combined with eroding demand is putting significant pressure on our primary business – Nicor Gas.

Despite this environment, we are confident that Nicor is positioned for long-term success.

As I mentioned earlier, our strategic location and assets provide an excellent foundation for revenue generating activities.

We have also taken decisive actions to rebuild the earnings base at Nicor Gas through rate relief.

In addition, our non-utility businesses are performing at record levels, and we will continue to grow these businesses prudently.

Our leadership team is experienced and driven by a commitment to provide:

quality service to our customers,

to manage our businesses efficiently and profitably for our investors, and to live by a clear set of values built on teamwork, ethics and personal responsibility.

Finally, we will also continue to be a good corporate citizen, recognizing our responsibility to support activities and actions that contribute to the well-being of our employees, customers, the communities we serve and the environment.

Visit our website: www.nicor.com

Lastly, I thank you for your interest in our company and will now open the floor for questions.